Filed Pursuant to Rule 424(b)(3)
File Number 333-39692

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2000)

$500,000,000

5% Convertible Subordinated Notes due April 1, 2007

(and Shares of Common Stock issuable upon conversion of the Notes)

             This Prospectus Supplement supplements the Prospectus dated July 26, 2000 relating to resales by selling holders of our 5% Convertible Subordinated Notes due April 1, 2007 (the “Notes”) and shares of our common stock into which the Notes are convertible. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol “RBAK.”

             The information in the table appearing in the prospectus under the heading “SELLING HOLDERS” is superseded in part and supplemented by the information appearing in the following table:

Name of Selling Holders	Notes Beneficially Owned Prior to Offering (in $1,000)	Notes Offered Hereby (in $1,000)	Notes Beneficially Owned After Offering(1) (in $1,000)		Number of Shares of Common Stock Beneficially Owned Prior to Offering(2)	Number of Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After Offering(1)(2) (in $1,000)

			#	%			#	%

Berger Growth & Income Fund	8,486	8,486	0	0	44,492	44,492	0	0
Goldman Sachs and Company	1,700	1,700	0	0	8,913	8,913	0	0
IPT Berger Growth & Income Fund	559	559	0	0	2,930	2,930	0	0
Museum of Fine Arts, Boston	30	30	0	0	157	157	0	0
Parker-Hannifin Corporation	52	52	0	0	272	272	0	0
ProMutual	110	110	0	0	576	576	0	0
Putnam Asset Allocation Funds — Balanced Portfolio	220	220	0	0	1,153	1,153	0	0
Putnam Asset Allocation Funds — Conservative Portfolio	133	133	0	0	697	697	0	0
Putnam Convertible Income-Growth Trust	4,194	4,194	0	0	21,989	21,989	0	0
Putnam Convertible Opportunities and Income Trust	77	77	0	0	403	403	0	0
Putnam High Income Convertible and Bond Fund	118	118	0	0	618	618	0	0
Strong Large Cap Growth Fund Inc.	1,250	1,250	0	0	6,553	6,553	0	0
University of Rochester	28	28	0	0	146	146	0	0

______________

  (1)   It is unknown if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.

  (2)   The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after December 15, 2000 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling securityholders are direct or indirect beneficial owners of those securities. The selling securityholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling securityholders.

             See “Risk Factors” Beginning on Page 8 of the Accompanying Prospectus to Read About Factors You Should Consider Before Investing in the Notes or Shares of the Common Stock Offered Hereby.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any
state securities commission passed upon the accuracy or adequacy of this Prospectus.
Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 15, 2000.